CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Directors
Limco- Piedmont Inc. and Subsidiaries

We consent to the use in this registration statement on Form S-1 of Limco-Piedmont Inc. of our report dated March 18, 2005 with respect to the 2004 and 2003 financial statements of Piedmont Aviation Component Services, LLC, and to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Dixon Hughes PLLC

High Point, North Carolina
July 18, 2007